Exhibit 8.1

LIST OF SUBSIDIARIES
 Significant subsidiaries:

Wavestream Corporation
Gilat Networks Peru S.A
DataPath Inc.
Gilat Satellite Networks MDC (Moldova)
Raysat Bulgaria EOOD
Gilat Satellite Networks Spain, S.L.